                                                 -------------------------------
                                                       OMB APPROVAL
                                                 -------------------------------
                                                   OMB Number: 3235-0145
                                                   Expires: Aug. 31, 1999
                                                   Estimated average burden
                                                   hours per response. . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) (c), AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. ___________)1

                          Chastain Capital Corporation
                                (Name of Issuer)

                          Common Stock, par value $0.01
                         (Title of Class of Securities)

                                    161697107
                                 (CUSIP Number)

                                  June 22, 1999
             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

           Rule 13d-1(b)
        X  Rule 13d-1(c)
           Rule 13d-1(d)


---------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           97,700
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      97,700
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         97,700
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.3%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           72,000
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      72,000
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         72,000
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.0%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           27,400
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      27,400
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         27,400
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.4%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           48,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      48,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         48,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.7%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           7,300
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      7,300
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,300
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 32 Pages

                                      13G
===============================
CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           4,600
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      4,600
----------------------=========================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,600
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           190,000
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      190,000
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         190,000
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.6%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           257,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      257,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         257,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.5%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           257,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      257,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         257,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.5%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 32 Pages

                                      13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 17 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 32 Pages

                                       13G
===============================
 CUSIP No. 161697107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [   ]

                                                                       (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           447,800
                ------=========================================================
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      447,800
---------======================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         447,800
---------======================================================================
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   [   ]

---------======================================================================
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
---------======================================================================
   12    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 21 of 32 Pages

Item 1. Issuer

      (a)   Name of Issuer:
            Chastain Capital Corporation

      (b)   Address of Issuer's Principal Executive Offices:
            3424 Peachtree Road N.E., Suite 800, Atlanta, Georgia  30326

Item 2. Identity and Background.

     A. Farallon Capital Partners, L.P. ("FCP")

          (a) Farallon Capital Partners, L.P.

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) California

          (d) Common Stock, par value $0.01 (the "Shares")

          (e) CUSIP No. 161697107

     B. Farallon Capital Institutional Partners, L.P. ("FCIP")

          (a) Farallon Capital Institutional Partners, L.P.

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) California

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     C. Farallon Capital Institutional Partners II, L.P. ("FCIP II")

          (a) Farallon Capital Institutional Partners II, L.P.


                              Page 22 of 32 Pages

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) California

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     D. Farallon Capital Institutional Partners III, L.P. ("FCIP III")

          (a) Farallon Capital Institutional Partners III, L.P.

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) Delaware

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     E. Tinicum Partners, L.P. ("TINICUM")

          (a) Tinicum Partners, L.P.

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) New York

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     F. Farallon Capital (CP) Investors, L.P. ("FCCP")

          (a) Farallon Capital (CP) Investors, L.P.

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111
              and

                              Page 23 of 32 Pages
              c/o W.S. Walker & Company
              P.O. Box 265GT
              Walker House
              Grand Cayman
              Cayman Islands

          (c) Cayman Islands

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     G. Farallon Capital Management, L.L.C. ("FCMLLC")

          (a) Farallon Capital Management, L.L.C.

          (b) One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) Delaware

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     H. Farallon Partners, L.L.C. ("FPLLC")

          (a) Farallon Partners, L.L.C.

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) Delaware

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     I. Enrique H. Boilini ("Boilini")

          (a) Enrique H. Boilini

          (b) c/o Farallon Capital Management, L.L.C.
              75 Holly Hill Lane
              Greenwich, CT  06830

          (c) Argentina

                              Page 24 of 32 Pages

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     J. David I. Cohen ("Cohen")

          (a) David I. Cohen

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) South Africa

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     K. Joseph F. Downes ("Downes")

          (a) Joseph F. Downes

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     L. William F. Duhamel ("Duhamel")

          (a) William F. Duhamel

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     M. Fleur E. Fairman ("Fairman")

                              Page 25 of 32 Pages

          (a) Fleur E. Fairman

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     N. Jason M. Fish ("Fish")

          (a) Jason M. Fish

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     O. Andrew B. Fremder ("Fremder")

          (a) Andrew B. Fremder

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     P. Richard B. Fried ("Fried")

          (a) Richard B. Fried

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325

                              Page 26 of 32 Pages

              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     Q. William F. Mellin ("Mellin")

          (a) William F. Mellin

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     R. Stephen L. Millham ("Millham")

          (a) Stephen L. Millham

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     S. Meridee A. Moore ("Moore")

          (a) Meridee A. Moore

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

                              Page 27 of 32 Pages

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     T. Thomas F. Steyer ("Steyer")

          (a) Thomas F. Steyer

          (b) c/o Farallon Capital Management, L.L.C.
              One Maritime Plaza
              Suite 1325
              San Francisco, CA  94111

          (c) United States

          (d)(e) The information set forth in (d) and (e) of Item 2(A) above is incorporated herein.

     With respect to the persons or entities listed above: (i) FCP is filing with respect to the Shares held by it; (ii) FCIP is filing with respect to the Shares held by it; (iii) FCIP II is filing with respect to the Shares held by it; (iv) FCIP III is filing with respect to the Shares held by it; (v) Tinicum is filing with respect to the Shares held by it; (vi) FCCP (collectively, with FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP, the "Partnerships") is filing with respect to the Shares held by it; (vii) FCMLLC is filing with respect to the Shares held by Farallon Capital Offshore Investors, Inc., a British Virgin Islands corporation ("Offshore"), and certain other accounts managed by FCMLLC (together with Offshore, the "Managed Accounts"1); (viii) FPLLC is filing with respect to the Shares held by each of the Partnerships; (ix) each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin , Millham, Moore and Steyer is filing with respect to the Shares held by each of the Partnerships and the Managed Accounts; and (x) Fairman is filing with respect to the Shares held by each of the Partnerships (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCCP, FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. FPLLC, as general partner of the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC, as investment advisor to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships.


-------------------------
     2 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 2,200 Shares (equal to approximately 0.03% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.


                              Page 28 of 32 Pages

Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
        (c), check whether the person filing is a:

      (a)    [ ]  Broker  or  Dealer  registered  under  Section  15 of the
                  Exchange Act.

      (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)    [ ]  Insurance  Company as defined in Section  3(a)(19) of the
                  Exchange Act.

      (d)    [ ]  Investment  Company  registered  under  Section  8 of the
                  Investment Company Act.

      (e)    [ ]  An   Investment   Adviser   in   accordance   with  Rule
                  13d-1(b)(1)(ii)(E);

      (f)    [ ]  An Employee  Benefit Plan or Endowment  Fund in accordance with Rule 13d-1(b)(ii)(F);

      (g)    [ ]  A Parent  Holding  Company or Control Person in accordance with Rule 13d-1(b)(ii)(G);

      (h)    [ ]  A Savings  Association  as defined in Section  3(b) of the
                  Federal Deposit Insurance Act;

      (i)    [ ]  A church plan that is excluded  from the  definition of an
                  Investment Company under Section 3(c)(14) of the Investment Company Act;

      (j)    [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            The information set forth in Row (9) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (b)   Percent of Class:

            The information set forth in Row (11) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (c)   Number of shares as to which such person has:

                              Page 29 of 32 Pages

            (i)   sole power to vote or to direct the vote:

                  The information set forth in Row (5) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (ii)  shared power to vote or to direct the vote:

                  The information set forth in Row (6) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iii) sole power to dispose or to direct the disposition of:

                  The information set forth in Row (7) of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (iv) shared power to dispose or to direct the disposition of:

                  The information set forth in Row 8 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. FPLLC, as general partner of the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC, as investment advisor to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership of Five Percent or Less of a Class

          Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                              Page 30 of 32 Pages

          Not Applicable.

Item 8. Identification and Classification of Members of the Group

          Not Applicable.

Item 9. Notice of Dissolution of Group

          Not Applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.









                              Page 31 of 32 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 1, 1999

                        /s/ David I. Cohen
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.
                        and FARALLON CAPITAL (CP) INVESTORS, L.P.
                        by David I. Cohen,
                        Managing Member

                        /s/ David I. Cohen
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        by David I. Cohen,
                        Managing Member

                        /s/ David I. Cohen
                        ----------------------------------------
                        David I. Cohen, individually and as
                        attorney-in-fact for each of Enrique H. Boilini,
                        Joseph F. Downes, William F. Duhamel,
                        Fleur E. Fairman, Jason M. Fish, Andrew B.
                        Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Thomas F. Steyer.


     The Powers of Attorney, each executed by Boilini, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer authorizing Cohen to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13D filed with the Securities and Exchange Commission on February 2, 1998, by such Reporting Persons with respect to the Units of Axogen Limited, are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Cohen to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the
Schedule 13D filed with the Securities and Exchange Commission on February 22, 1999 by such Reporting Persons with respect to the Common Stock of SEQUUS Pharmaceuticals, Inc., are hereby incorporated by reference.



                              Page 32 of 32 Pages